Exhibit 99.3

Ivonescimab Manuscript for HARMONi-A Clinical Trial Results Published in JAMA

Publication Entitled: Ivonescimab Plus Chemotherapy in Non–Small Cell Lung Cancer With EGFR Variant: A Randomized Clinical Trial

HARMONi-A was Featured in Oral Presentation at ASCO 2024 on May 31, 2024

Conference Call to be Held at 8:00am ET on Monday, June 3, 2024

Miami, Florida, June 1, 2024 – Summit Therapeutics Inc. (NASDAQ: SMMT) (“Summit,” “we,” or the “Company”) announced that the Journal of the American Medical Association (JAMA) published a manuscript titled, “Ivonescimab Plus Chemotherapy in Non-Small Cell Lung Cancer with EGFR Variant: A Randomized Clinical Trial.” The publication is based on the results of HARMONi-A, a single region, multi-center, Phase III study conducted in China sponsored by Akeso, Inc. (Akeso, HKEX Code: 9926.HK), with data generated and analyzed by Akeso.

HARMONi-A evaluated ivonescimab combined with platinum-doublet chemotherapy in patients with epidermal growth factor receptor (EGFR)-mutated, locally advanced or metastatic non-squamous non-small cell lung cancer (NSCLC) who have progressed after treatment with an EGFR tyrosine kinase inhibitor (TKI) against placebo plus platinum-doublet chemotherapy. This is a clinical setting with a patient population where PD-1 monoclonal antibodies have previously been unsuccessful in Phase III global clinical trials. The Phase III HARMONi-A study provides further evidence supporting the differentiated mechanism of action of ivonescimab, a PD-1 / VEGF bispecific antibody evidencing cooperative binding characteristics.

Conference Call

Summit Therapeutics Inc. will host a conference call to discuss recent updates related to ivonescimab, including data released at ASCO, on Monday June 3, 2024, before the market opens.

Summit will host a live webcast of the conference call at 8:00am ET, which will be accessible through our website www.smmttx.com, and can also be accessed via the following link: https://events.q4inc.com/attendee/130822402.

The dial-in information for US attendees is toll-free at (800) 715-9871. Additionally, all attendees may access through the toll number, (646) 307-1963. The Conference ID is 4259251.

An archived edition of the webcast will be available on our website later in the day on Monday.

About Ivonescimab

Ivonescimab, known as SMT112 in Summit’s license territories, the United States, Canada, Europe, and Japan, and as AK112 in China and Australia, is a novel, potential first-in-class investigational bispecific antibody combining the effects of immunotherapy via a blockade of PD-1 with the anti-angiogenesis effects associated with blocking VEGF into a single molecule. Ivonescimab displays unique cooperative binding to each of its intended targets with higher affinity when in the presence of both PD-1 and VEGF.

This could differentiate ivonescimab as there is potentially higher expression (presence) of both PD-1 and VEGF in tumor tissue and the tumor microenvironment (TME) as compared to normal tissue in the body. Ivonescimab’s tetravalent structure (four binding sites) enables higher avidity (accumulated strength of multiple binding interactions) in the tumor microenvironment with over 18-fold increased binding affinity to PD-1 in the presence of

VEGF in vitro, and over 4-times increased binding affinity to VEGF in the presence of PD-1 in vitro.1 This tetravalent structure, the intentional novel design of the molecule, and bringing these two targets into a single bispecific antibody with cooperative binding qualities have the potential to direct ivonescimab to the tumor tissue versus healthy tissue. The intent of this design, together with a half-life of 6 to 7 days,1 is to improve upon previously established efficacy thresholds, in addition to side effects and safety profiles associated with these targets.

Ivonescimab was discovered by Akeso Inc. (HKEX Code: 9926.HK) and is currently engaged in multiple Phase III clinical trials. Over 1,600 patients have been treated with ivonescimab in clinical studies globally. Summit has begun its clinical development of ivonescimab in non-small cell lung cancer (NSCLC), commencing enrollment in 2023 in two Phase III clinical trials, HARMONi and HARMONi-3.

HARMONi is a Phase III clinical trial which intends to evaluate ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non-squamous NSCLC who have progressed after treatment with a 3rd generation EGFR TKI (e.g., osimertinib).

HARMONi-3 is a Phase III clinical trial which is designed to evaluate ivonescimab combined with chemotherapy compared to pembrolizumab combined with chemotherapy in patients with first-line metastatic squamous NSCLC.

Ivonescimab is an investigational therapy that is not approved by any regulatory authority in Summit’s license territories, including the United States and Europe. Ivonescimab was approved for marketing authorization in China in May 2024.

About Lung Cancer

Lung cancer is believed to impact approximately 600,000 people across the United States, United Kingdom, Spain, France, Italy, Germany, and Japan.2 NSCLC is the most prevalent type of lung cancer and represents approximately 80% to 85% of all incidences.3 Among patients with non-squamous NSCLC, approximately 15% have EGFR-sensitizing mutations in the United States and Europe.4 Patients with squamous histology represent approximately 25% to 30% of NSCLC patients.5

About Summit Therapeutics

Summit Therapeutics Inc. is a biopharmaceutical oncology company focused on the discovery, development, and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs.

Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol “SMMT”). We are headquartered in Miami, Florida, and we have additional offices in Menlo Park, California, and Oxford, UK.

For more information, please visit https://www.smmttx.com and follow us on X @summitplc.

1 Zhong, et al, SITC 2023

2 American Cancer Society: www.cancer.org/cancer/types/lung-cancer/about/key-statistics.html. Accessed April 2024; World Health Organization: International Agency for Research on Cancer, Globocan data by country (UK, Spain, France, Italy, Germany); Japan National Cancer Registry.

3 Schabath MB, Cote ML. Cancer Progress and Priorities: Lung Cancer. Cancer Epidemiology, Biomarkers & Prevention. (2019).

4 About EGFR-Positive Lung Cancer | Navigating EGFR (lungevity.org).

5 Schabath MB, Cote ML. Cancer Progress and Priorities: Lung Cancer. Cancer Epidemiology, Biomarkers & Prevention. (2019).

Contact Summit Investor Relations:

Dave Gancarz

Chief Business & Strategy Officer

Nathan LiaBraaten

Senior Director, Investor Relations

investors@smmttx.com

Summit Forward-looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, entry into and actions related to the Company’s partnership with Akeso Inc., the Company’s anticipated spending and cash runway, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, potential acquisitions, statements about the previously disclosed At-The-Market equity offering program (“ATM Program”), the expected use proceeds and uses thereof, and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company’s ability to sell shares of our common stock under the ATM Program, the conditions affecting the capital markets, general economic, industry, or political conditions, including the results of our evaluation of the underlying data in connection with the development and commercialization activities for ivonescimab, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, and global public health crises, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the “Risk Factors” section of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ivonescimab. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.

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